Exhibit 10.1

LINKEDIN CORPORATION

2011 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined in this Restricted Stock Unit Award Agreement (the “Award Agreement”), the terms defined in the LinkedIn Corporation (also referred to in this Award Agreement as the “Company,” “we,” “us” and “our”) 2011 Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Award Agreement.

I.	NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant Name:

Address:

You (references to “you” and “your” in this Award Agreement will be references to the Participant) have been granted the right to receive an Award of Restricted Stock Units (“RSUs”), subject to the terms and conditions of the Plan and this Award Agreement (together, the “Award Documents”), as follows:

Grant Number

Date of Grant

Initial Vest Date

Number of RSUs

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan or as described below, the RSU will vest according to the following schedule:

[Insert vesting schedule]

If you cease to be a Service Provider for any or no reason before you vest in the RSU, the RSU and your right to acquire any Shares under this Agreement will immediately terminate.

By your signature and the signature of the Company representative below, you and the Company agree that this Award of RSUs is granted under and governed by the terms and conditions of the Award Documents, including the Terms and Conditions of Restricted Stock Unit Grant, attached as Exhibit A to this Award Agreement. You also agree that by signing this document that you are agreeing to the sale of Shares to satisfy your tax withholding obligations that arise with respect to this Award. You agree that you have reviewed the Award Documents, have had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and understand all provisions of the Award Documents. You agree to accept as binding and final all decisions or interpretations of the Administrator upon any questions relating to the Award Documents.

This Award Agreement will be governed by California law, without giving effect to California’s conflict of law principles. You consent to the jurisdiction of California for purposes of litigating any dispute regarding this Award and as described further in Section 17 of Exhibit A to this Award Agreement.

PARTICIPANT:	LINKEDIN CORPORATION

Signature	By

Print Name	Title

Date	Date

Residence Address:

(You agree to notify the Company in writing of any change to your residential address)

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1. Grant. With this Award Agreement, the Company grants to the individual named in the Notice of Restricted Stock Unit Grant (“Notice of Grant”) attached as Part I of this Award Agreement (the “Participant,” also referred to as “you” and “your”) under the Plan an Award of RSUs, subject to all of the terms and conditions in the Award Documents. The terms and conditions of the Plan are incorporated into this Award Agreement by reference. Subject to Section 18 of the Plan, in the event of a conflict between the terms of the Plan and the terms and of this Award Agreement, the terms of the Plan prevail.

2. Company’s Obligation to Pay. Each RSU represents the right to receive one Share on the date that it vests. Until the RSUs vest as described in Section 3, you have no right to receive any Shares under this Award. Prior to actual issuance of Shares for vested RSUs, the RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any RSUs that vest will be paid to you in whole Shares, subject to your satisfying any applicable tax withholding obligations as described in Section 5. Subject to the provisions of Section 16, the vested RSUs will be paid in Shares as soon as practicable after vesting.

3. Vesting Schedule. The vesting schedule for your RSU is described in the Notice of Grant. In order to vest in any portion of the RSUs, you will have to continuously be a Service Provider from the Date of Grant through the date all applicable vesting conditions have been satisfied. The balance of the RSUs that have not vested on the date you cease being a Service Provider (for any or no reason) will immediately terminate and be cancelled on the date you cease being a Service Provider and you will have no further right to acquire any Shares under the cancelled RSUs.

YOU ACKNOWLEDGE AND AGREE THAT NOTHING IN THE AWARD DOCUMENTS ALTERS THE AT-WILL NATURE OF YOUR EMPLOYMENT OR OTHER SERVICE WITH US. THIS MEANS THAT WE (OR OUR PARENT OR SUBSIDIARY EMPLOYING OR RETAINING YOU) MAY TERMINATE YOUR EMPLOYMENT OR OTHER SERVICE WITH US AT ANY TIME, WITH OR WITHOUT CAUSE OR ADVANCE NOTICE.

4. Death of Participant. Any distribution or delivery pursuant to Section 2 to be made to you will, if you are then deceased, be made to your designated beneficiary, or if no beneficiary survives you, the administrator or executor of your estate. Any transferee (that is, the applicable designated beneficiary or administrator or executor of your estate) must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with all laws or regulations pertaining to this transfer.

5. Tax Withholding.

a. Default Method of Tax Withholding. The minimum federal, state, and local and foreign income, social insurance, employment and any other applicable taxes which the

Company determines must be withheld with respect to this Award (“Tax Withholding Obligation”) will be satisfied by Shares being sold on your behalf at the prevailing market price pursuant to such procedures as the Company may specify from time to time, including through a broker-assisted arrangement (it being understood that the Shares to be sold must have vested pursuant to the terms of this Agreement and the Plan). The proceeds from the sale will be used to satisfy your Tax Withholding Obligation (and any associated broker or other fees) arising with respect to your RSUs. Only whole Shares will be sold to satisfy any Tax Withholding Obligation. Any proceeds from the sale of Shares in excess of the Tax Withholding Obligation (and any associated broker or other fees) will be paid to you in accordance with procedures the Company may specify from time to time. By accepting this Award, you expressly consent to the sale of Shares to cover the Tax Withholding Obligations (and any associated broker or other fees) and agree and acknowledge that you may not satisfy them by any means other than such sale of Shares, unless required to do so by the Administrator or pursuant to the Administrator’s express written consent.

b. Administrator Discretion. If the Administrator determines that you cannot satisfy your Tax Withholding Obligation through the default procedure described in clause (a), it may permit you to satisfy your Tax Withholding Obligation by (i) delivering to the Company Shares that you own and that have vested with a Fair Market Value equal to the amount required to be withheld, (ii) electing to have the Company withhold otherwise deliverable Shares having a value equal to the minimum amount statutorily required to be withheld, (iii) your payment in cash, or (iv) such other means as the Administrator deems appropriate.

d. Company’s Obligation to Deliver Shares. For clarification purposes, in no event will the Company issue you any Shares unless and until arrangements satisfactory to the Administrator have been made for the payment of your Tax Withholding Obligation. If you fail to do so by the time they become due, you will permanently forfeit your RSUs to which your Tax Withholding Obligation relates, as well as any right to receive Shares otherwise issuable pursuant to those RSUs.

6. Rights as Stockholder. Neither you nor any person claiming under or through you will have any of the rights or privileges of a stockholder in respect of any Shares deliverable under this Award Agreement, unless and until certificates representing the Shares have been issued and delivered to you. Only upon completion of these requirements will you have the rights of a stockholder of the Company.

7. Address for Notices. All notices under the Award Documents must be in writing and given by personal delivery, certified mail (postage pre-paid and return receipt requested), or by commercial overnight courier, to the address set forth below. Notice will be deemed given the date of personal delivery, the third business day after mailing or the date of delivery by courier (as indicated on the courier’s records).

LinkedIn Corporation

ATTN: General Counsel

2029 Stierlin Ct.

Mountain View, CA 94043

8. Grant is Not Transferable. Except to the limited extent provided in Section 4, this Award and the rights and privileges conferred under this Award Agreement may not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred under this Award Agreement, or upon any attempted sale under any execution, attachment or similar process, this grant of the Award of RSUs and the rights and privileges conferred under this Award Agreement immediately will become null and void, you will permanently forfeit the RSUs and any right to receive Shares otherwise issuable pursuant to the RSUs, and the RSUs will be returned to the Company at no cost to the Company.

9. Binding Agreement. Subject to the limitation on the transferability of this grant contained in this Award Agreement, the Award Documents are binding upon and will inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

10. Additional Conditions to Issuance of Stock. If at any time we will determine, in our discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to you (or your estate), no issuance will occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to us. Where we determine that the delivery of the payment of any Shares may violate federal securities laws or other applicable laws, we will defer delivery until the earliest date at which we reasonably anticipate that the delivery of Shares will no longer cause such violation. We will make all reasonable efforts to meet the requirements of all applicable state or federal law or securities exchange and to obtain any consent or approval of the applicable governmental authority.

11. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement have the meaning set forth in the Plan.

12. Administrator Authority. The Administrator will have the power to interpret the Award Documents and to adopt the rules for the administration, interpretation and application of the Plan as are consistent and to interpret or revoke any rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon you, us and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Award Documents.

13. Entire Agreement; Changes in Writing; Partial Invalidity; Captions. This Award Agreement is the entire agreement between the Company and you regarding the subject matter. Any addition to or modification of this Award Agreement must be in writing. The Company and you intend this Award Agreement to be enforced as written. If any provision of this Award

Agreement is unenforceable, the remaining provisions will continue. However, if any provision is held to be unenforceable, the Company and you agree that the court making the determination will modify the unenforceable provision to an enforceable provision to most accurately achieve the intent of the parties to maximum extent possible and at the same time allow the revised form of the provision to be enforceable. Captions provided are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

14. Electronic Delivery. We may, in our sole discretion, decide to deliver any documents related to RSUs awarded under the Plan or future RSUs that may be awarded under the Plan by electronic means or request your consent to participate in the Plan by electronic means. You consent to receive such documents by electronic delivery and agree to participate in the Plan through any on-line or electronic system established and maintained by us or another third party designated by us.

15. Section 409A. In addition and notwithstanding anything to the contrary in the Award Documents, we reserve the right to revise this Award Agreement as we deem necessary or advisable, in our sole discretion and without your consent, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of RSUs.

Except as described below, vested RSUs will be paid in Shares as soon as practicable after vesting, which means that the Shares must be paid no later than the date that is two and one-half (2-1/2) months after the end of our tax year in which the RSUs vest.

If the vesting of the balance, or some lesser portion of the balance, of the RSUs is accelerated in connection with your termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) you are a “specified employee” within the meaning of Section 409A at the time of such termination, and (y) the payment of such accelerated RSUs will result in the imposition of additional tax under Section 409A if paid to you on or within the six (6) month period following your termination, then the payment of the accelerated RSUs will not be made until the date six (6) months and one (1) day following the date of your termination, unless you die following your termination, in which case, the RSUs will be paid in Shares to your estate as soon as practicable following your death.

It is the intent of this Award Agreement to comply with the requirements of Section 409A so that none of the RSUs provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities under this Award Agreement will be interpreted to so comply. For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

16. Amendment, Suspension or Termination of the Plan. By accepting this Award, you expressly warrant that you have received an Award of RSUs under the Plan, and have received, read and understood a description of the Plan. You understand that the Plan is discretionary in nature and may be amended, suspended or terminated by us at any time.

17. Governing Law. This Award Agreement will be governed by California law without giving effect to the conflict of law principles of California law. The parties submit to and consent to the jurisdiction of the State of California, and agree that litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of RSUs is made and/or to be performed.